UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2025

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Master Repurchase Agreement

On February 14, 2025, FS CREIT Finance CB-1 LLC (“CB-1”), an indirect wholly owned special-purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc. (“FS CREIT”), entered into a Master Repurchase Agreement (the “Repurchase Agreement,” and together with the related transaction documents, the “Facility”), as seller, with Citibank, N.A., as buyer (the “Buyer”), to finance the acquisition and origination of whole, performing and non-performing mortgage loans, senior interests and mortgage notes secured by a first lien on stabilized multifamily, manufactured housing, student housing, retail, industrial, office, self-storage, data center, parking garage and/or hospitality properties (collectively, “Eligible Assets”).

Three pools of assets are expected to be funded, which fundings are expected to occur on or about February 19, 2025, and February 20, 2025. Buyer has agreed, in its sole discretion, to fund future advances on each pool of assets upon satisfaction of the conditions precedent set forth in the transaction documents. The maximum amount of financing available under the Facility is up to $758,381,491 (comprised of an expected approximately $120,000,000 sale for the first pool and an expected approximately $600,000,000 sale for the second and third pools, plus future funding requirements for several of the assets to be financed under this Facility).

All assets pledged to the Facility are required to be repurchased no later than September 9, 2028, or such earlier date based on the maturity date of the related asset, and subject to certain terms set forth in the transaction documents.

In connection with the Repurchase Agreement, FS CREIT entered into a Guaranty (the “Guaranty”) pursuant to which FS CREIT guarantees of the prompt and complete payment and performance of the guaranteed obligations when due under the Facility, subject to limitations specified therein. The Guaranty may become full recourse to FS CREIT upon the occurrence of certain events, including the commencement of a bankruptcy action with respect to FS CREIT or CB-1.

The Repurchase Agreement and Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type. In addition, FS CREIT is required (i) to maintain its adjusted tangible net worth at an amount not less than the greater of either (a) 75% of the net cash proceeds of any equity issuance by FS CREIT minus 75% of the amounts expended for equity redemptions or repurchases by FS CREIT and (b) 75% if the then-current Facility amount; (ii) to maintain an EBITDA to interest expense ratio not less than 1.40 to 1.00; (iii) to maintain a total indebtedness to tangible net worth ratio of less than 3.50 to 1.00; and (iv) to maintain minimum liquidity at not less than the greater of (x) $15,000,000 and (y) 5% of the aggregate amount outstanding under the Facility.

Each transaction under the Facility to finance Eligible Assets will have its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate. In addition, any term of the Facility or the Guaranty may be amended in connection with any transaction.

The material terms of the agreements described above are qualified in their entirety by the agreements attached as Exhibits 2.1 and 2.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Exhibits.

Exhibit No.	Description
2.1	Master Repurchase Agreement dated as of February 14, 2025 between FS CREIT Finance CB-1 LLC, and Citibank, N.A..
2.2	Guaranty dated as of February 14, 2025 made by FS Credit Real Estate Income Trust, Inc. in favor of Citibank, N.A..

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: February 19, 2024	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer & Secretary